Exhibit 16.1

August 19, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 19, 2015 of AgroFresh Solutions, Inc. and are in agreement with the statements contained in the third paragraph therein as it regards our firm.  We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP

EisnerAmper LLP

7/15	I-B-03